EXHIBIT 99.1

Charles Kohl to Join Community West Bank as EVP & Chief Operating Officer

GOLETA, Calif., Nov. 3, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced that Charles (Chuck) Kohl will join the Bank as Executive Vice President and Chief Operating Officer on December 1, 2014.

"We are excited and privileged to have Chuck join our executive team. With over 20 years of executive level banking experience in California, Chuck brings significant finance and bank operations expertise to our management team and provides additional capabilities in moving the Bank to the next level," said Martin Plourd, President and Chief Executive Officer. "His successful career with demonstrated skills in strategy development and implementation, operations, marketing, employee training and advancement and administration make him well suited to lead our bank operations departments."

Kohl has been the Executive Vice President and Director of Operations at 1st Enterprise Bank in Los Angeles for the past four years, where he was responsible for all bank operations, IT department and the division's product strategies and strategic planning. Prior to that, Kohl was Deputy Managing Director of the Banking Services Division of Imperial Capital Bank/City National Bank for five years. Kohl attended the University of Wisconsin's MBA program and holds a Bachelor's Degree in Business Administration from Milton College. He also earned a black belt and masters certificate from Villanova University in Six Sigma, a data-driven, quality-control process management system. Kohl has been an active participant in CUNA Operations and Sales and Service Council and is a member of the International Association of Financial Crimes Investigators.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com